Exhibit 10.49

***Text Omitted and Filed Separately

 Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), and 240.24b-2

February 19, 2002

Ms. Dana Piper

InVision Technologies, Incorporated

7157 Gateway Boulevard

Newark, CA  94560

Subject:  Letter Contract Number DTFA01-02-C-00023

Dear Ms. Piper:

This document is an undefinitized letter contract under the provisions of the Federal Aviation Administration Acquisition Management System, and constitutes an authorization for you to commence work on the enclosed proposed contract, stand-alone explosives detection systems (SA EDS), subject to the conditions noted below.  This letter contract is valid if, and only if, the InVision accepts the following conditions.

(a)  The parties hereby agree to the terms and conditions specified per the enclosed proposed contract for explosives detection systems, on an unpriced basis.

3.2.4-22  Limitation of Government Liability (April 1996)

(a)          In performing this contract, InVision is not authorized to make expenditures or incur obligations exceeding  $176,300,000 dollars.

(b)         The maximum amount for which the Government shall be liable if this contract is terminated is  $176,300,000 dollars.

(End of clause)

(b)  Expenditures above that amount are not authorized, and are at InVision’s own risk.

(c)  Work is authorized to begin at the date of InVision acceptance of this letter.

(d)  This authorization is subject to the FAA cost principles described in Part 3.3.2 of the FAA Acquisition Management System.

(e)  When the contract for this project is definitized, it will be an indefinite delivery/indefinite quantity, firm fixed-price contract with incentives.  The CLINs will include CLINs for (1) reimbursed actual ramp-up costs not to exceed $4,000,000; and (2) technical assistance to transfer the technology on a time and materials basis.

ESCROW ACCOUNT REQUIREMENT

The FAA has a mandate to acquire and install airport security equipment throughout the country.  It is essential that the FAA have the ability to acquire and maintain the systems in the event InVision goes out of business, or cannot supply and maintain the equipment acquired under this contract.  Therefore, InVision shall establish an escrow account to include all necessary software (installation disks and documentation) source and object code, and related hardware drawings (level 3) for the equipment and its peripheral equipment ordered under this contract.  InVision shall ensure that the escrow is updated and kept current with the product baseline and any engineering change proposals provided under this contract as modified.  InVision shall coordinate this effort with the FAA and provide a copy of the account document for FAA review and concurrence.

The escrow account shall be established within sixty (60) days from contract award, and the final agreement shall be completed no later than five (5) days after FAA concurrence of account.  The account shall include the same information for subcontractors.

(End of Provision)

DATA RIGHTS TRANSFER

In the event that the Government transfers title to the SA-EDS acquired under this contract to a third party, the license document titled InVision Software License shall apply to the transferee.  Government data rights under this contract are as detailed in Section I clauses 3.5-13, “Rights in Data — General” and 3.5-18 “Commercial Computer Software — Restricted Rights.”  No data rights of the Government shall be extinguished via transfer of title of supplies delivered under this contract.  Additionally, the Government shall not be liable for any patent or copyright infringement resulting from such title transfer.  [The Software License is stated in Enclosure 1 paragraph (1)(e).]

(End of Provision)

(f)  In the event of contract termination, calculation of payments due under this authorization will be accomplished under the provisions of clause:

3.10.6-1           Termination for Convenience of the Government (Fixed Price)
                        (October 1996)

(g)  The work authorized by this letter is described in Enclosures (1) through (4).

(h)  The Contracting Officer’s Technical Representative is Ed Ocker, telephone number is 703-796-7104.

(i)  You are obligated to furnish cost or pricing information if such information is requested by the Contracting Officer.

(j)  The following terms and conditions are necessary for proper execution of this letter contract:

1.                                       InVision must adhere to the Quality Assurance Surveillance Plan (QASP) when definitized, and all schedules and milestones contained therein.  Enclosure (1) provides additional information regarding the QASP.

2.                                       InVision is responsible to address and correct any deficiencies and non-compliance with any technical requirement(s) revealed as a result of Government technical testing.  Any deficiencies identified by Government technical testing which were not included in the

QASP will be added to it, and shall be remedied by the vendor at no cost to the Government.*

3.                                       Items authorized under this letter contract are prescribed in Enclosure (4).  InVision must adhere to the schedule contained therein.  The first 100 units are required to be delivered by June 28, 2002, in accordance with the schedule contained therein.

4.                                       Not later than  the date InVision receives delivery orders for 400 units, identified as March 7, InVision shall deliver all Intellectual Property rights in accordance with the License Agreement set forth in Enclosure (1).

(k)              Subject to negotiation of specific terms consistent with Enclosure (1), the InVision shall:

(i)                               Deliver to the Transportation Security Agency (TSA) all Technology reasonably necessary for a qualified third party to manufacture, test, evaluate, and operate the SA EDS products purchased herein. As used herein, “reasonably necessary” means the standard manufacturing procedures, training and tools used by InVision to train its workers and contract manufacturers to ramp up the manufacture, test, evaluation, and operation of the SA EDS products purchased herein.

(ii)                            Grant to the TSA, for a two year term, a  non-revocable,  non-exclusive, royalty-bearing right and license with right to sublicense, to make, have made, use, sell, offer for sale, and import the SA EDS products.

(iii)                         Deliver to the TSA all technology InVision regarding the manufacture, operation, and test of any improvement that is incorporated in the SA EDS products in accordance with the QASP.

(iv)                        Grant to the TSA, for a two year term, a non-revocable, non-exclusive, royalty-bearing right and license, with right to sublicense, to make, have made, use, sell, offer for sale, and import the products referred to in this section (k).

(v)                           Propose a cooperative research agreement with the FAA Technical Center for the research, engineering, development, test and evaluation of Improvement and including but not limited to Quadrupole Resonance subject to this section (k) not later than sixty days (60) after this Letter Contract.

(l)                 A definitized delivery order contract for […***…] units is expected to be completed no later than  April 15, 2002.  The parties have committed to the following milestones:

Date	Commitment Milestone	Approx Government Funding Obligation
February 19	Letter Contract and Delivery Order for 100 units	$	[…***…]
February 19	Delivery Order for additional 300 parts kits	$	[…***…]
February 19	Manufacture Ramp up costs not to exceed	$	[…***…]
February 19	Delivery Order for Technical Data Package (TDP), facilitation and factory training NTE	$	[…***…]
March 7	Delivery Order for all units scheduled for production and delivery July-Sept, 2002 (300)	$	[…***…]
March 7	Delivery Order for additional 100 parts kits	$	[…***…]
April 8	TDP Delivered I.A.W. License Agreement
April 15	Delivery Order for all units scheduled for production and delivery Oct-Dec, 2002 ([…***…])	$	[…***…]
TOTAL		$	[…***…]

* To be definitized with Contract Number DTFA01-02-C-00023.

* Confidential Treatment Requested

The parties must adhere to the milestones above to preserve the above pricing, to allow InVision to order the long lead items, identified below, needed to meet this schedule.

Product	Volume Thresholds
	1-100		101-400		401+
CTX 5500	$	[…***…]	$	[…***…]	$	[…***…]
CTX 2500	$	[…***…]	$	[…***…]	$	[…***…]
CTX 5500 Parts Kit	$	[…***…]	$	[…***…]	$	[…***…]
CTX 2500Parts Kit	$	[…***…]	$	[…***…]	$	[…***…]

All units are configured with powered inclined entrance conveyor and exit slide.  The above prices will be further reduced by an amount equal to 75% of actual BOM savings.

(m)  The Government reserves the right to terminate negotiations at any time.  Contract termination is discussed in condition (f) above.

(n)  Accounting data:

Purchase Request No.:  0202229

Acct	Region	Appr	Lim	CCntr	Progel	Objc	Project#	Acct Total

TO BE INSERTED IN DELIVERY ORDER 1

Please sign below to signify acceptance of this letter contract and the enclosures, and return three (3) originally signed copies to the undersigned.  If you have questions, I can be reached at (703) 796-7118.

Sincerely,

/s/ Kimberley T. Branch

Kimberley T. Branch
Contracting Officer

Enclosure(s)

(1)  Additional Terms and Conditions

(2)  Screening Information Request DTFA01-02-R-00808

(3)  Quality Assurance Surveillance Plan

(4)  Delivery Order (DO) # 1

/s/ Sergio Magistri	02/20/02
InVision Technologies, Inc.	Date

* Confidential Treatment Requested

ENCLOSURE 1

ADDITIONAL TERMS AND CONDITIONS

Explosive Detection System (EDS) products provided under these contracts are an essential tool for the national defense against terrorism and other threats.  It is important that the InVision develops and delivers products that meet the Government’s requirements.  It is also important the InVision continue to develop a continuous improvement program that decreases the false alarm rates experienced by products in the field.  To that end, the Government intends to use a series of incentive fees/penalty assessments, incentive bonuses and performance bonuses.  These are set forth in the following Paragraphs.

1.             LICENSE:  The Department of Transportation and the Transportation Security Agency (TSA) require the following:

(a)           Definitions

(1)           “Technology” means, as of the Effective Date, technical information, conceptions, ideas, innovations, discoveries, inventions, processes, machines, formulae, equipment, compositions of matter, tolerances, design criteria, blueprints, drawings, procedures, know-how, show-how, methods, techniques, systems, designs, production systems and plans, software (in source and object code), firmware, documentation, data, programs and information (irrespective of whether in human or machine-readable form) and works of authorship, whether or not patentable, copyrightable, or susceptible to any other form of legal protection, that  are used by InVision in the the  manufacture, use, testing, quality control, shipping, installation, operation, service and repair of  the EDS Products, any component or assembly thereof, but excluding the Operating Software.  Technology does not include commercial software that InVision installs in EDS Products under license without right of sublicense.

(2)           “Intellectual Property” means all proprietary and/or legal rights owned or controlled by InVision (“InVision”)  and used in the , manufacture, use, testing, quality control, shipping installation, operation, service and repair of the EDS Products, of components or assemblies thereof,including all trade secrets, know-how, copyrights, mask works and patents and applications thereof, and any other form of right by which InVision may effectively exclude another person or entity from performing any of the acts specified in this definition.  Intellectual Property includes U.S. Patents 5,182,764 and 5,367,552.  Intellectual Property will be considered controlled by InVision if InVision has the right to grant sublicenses or rights equivalent thereto without accounting to a third party.  Intellectual Property does not include commercial software that InVision installs in EDS Products under license without right of sublicense.

(3)           “EDS Products” means explosive detection system products of the model and version being acquired pursuant to this SA-EDS Contract .

(4)           “Improvement” means any beneficial modification of the Technology affecting form, fit or function and relating to any improvements in manufacture, use, testing, quality control, shipping, installation, operation, service and repair of an EDS Product or component or system thereof, designed, developed or acquired by InVision at any time after the Effective Date.

(5)           “Operating Software” means the software portion of the EDS Products, whether embedded or on a disk or tape or other media.

(6)           “Effective Date” means the date, identified as March 7, that the TSA definitizes delivery orders for at least 400 explosive detection systems under Contract Number DTFA01-02-C-00023, i.e., SA-EDS Contract.

(b)           Purpose

(1)           The purpose of the technology license is to place the TSA in position to have EDS Products, components and systems thereof made for it by one or more sublicensees selected by the TSA.

(2)           The purpose of this technology license is also to maintain consistency in the configuration and manufacturing of the installed base of EDS Products.

(3)           The technology license is not intended to replace InVision as a primary supplier of EDS Products, components and systems, and Improvements thereof, but it is intended to permit TSA to create one or more “second sources” for EDS Products, components and systems, and for the installation, repair and service thereof during the term of the definitized contract.

(4)           The technology license is not intended to impair InVision’s ability to provide the maximum number of EDS Products and meet the delivery schedule under the definitized contract.

(c)           License

(1)           Not later than thirty (30) days after the Effective Date, InVision will deliver all of the Technology to the TSA and/or to a contractor designated by the TSA.  The method and form of delivery will be specified in the definitized contract.*

(2)           InVision will use all commercially reasonable efforts to provide to:

(i)            TSA or it’s desginee all “Technology” documented as of the Effective Date, including but not limited to the product guides, product manuals, bills of materials, vendor lists, part and assembly drawings, diagrams, manufacturing procedures, work instructions and check lists then currently being used by InVision in the manufacture, use, testing, evaluation, quality control, installation, operation, training, service and repair of EDS Products and components or assemblies thereof.

(ii)           A technology-transfer contractor designated by TSA sufficient technical assistance to permit such contractor to understand and document currently undocumented technology relating to proper calibration and operation of the EDS Products;

(iii)          TSA or it’s designee, technical services of qualified engineers for up to                 total hours, at a rate of $               per hour, to provide additional assistance as requested by TSA or its designee.*

(3)           InVision will grant the TSA a non-revocable, nonexclusive, royalty-bearing license, with the right to grant sublicenses, under all Intellectual Property to make, use, sell, offer for sale, import, copy, display and distribute EDS Products, components and assemblies thereof commencing on the Effective Date and terminating upon the termination of the definitized contract.  Provided, however, that after the termination date TSA will continue to have the right to operate all EDS products manufactured pursuant to this license.

(d)           Improvements

(1)           Any performance features incorporated in the EDS Products manufactured by InVision pursuant to the QASP will be transferred as part of the Technology escrowed in accordance with the Contract and licensed as part of Intellectual Property without any additional license fee or royalty.  InVision will provide all commercially reasonable efforts to deliver the technology, on the same terms as the initial technology license, see paragraph 1(c).

* To be definitized by the Contracting Officer.

(2)           InVision will license any Improvement to the TSA in the same manner and time used previously used in accordance with this license agreement.

(3)           TSA will promptly disclose in writing and provide to InVision all Improvements made by the TSA or its designated contractors and sub-licensees, their employees, agents and assignees.  InVision and TSA will negotiate a royalty to TSA for the rights to Improvements made by TSA or sub-licensees.

(e)           Operating Software License

(1)           InVision will grant TSA a perpetual, non-exclusive, license to use the Operating Software, in object code and firmware form only, in connection with TSA’s use of the manufactured EDS Product.  InVision retains all right, title and interest in the Operating Software, and all improvements, modifications and upgrades (if any) to the Operating Software.  This license may not be transferred except in connection with the transfer of the EDS Product itself.  TSA shall not decompile or disassemble all or any portion of the software portion of the EDS Product.  Except to a designated manufacturing contractor or sublicensee, TSA may not sub-license, distribute or disclose all or any portion of the software to any third party without InVision’s express prior written consent.  TSA agrees that it shall not exceed, nor permit others to exceed, the scope of the license granted herein.

(f)            Ownership and Proprietary Treatment

(1)           InVision will warrant that it owns or controls all Technology and Intellectual Property.

(2)           All Technology is designated by InVision as proprietary and will be received in confidence by the TSA and by its designated contractors or sub-licensees and will be treated by them as confidential, proprietary information.  The usual exceptions will apply to obligations of confidentiality.

(3)           InVision will retain ownership of all Technology and Intellectual Property.  The TSA and its designated contractors will use the Technology and Intellectual Property solely as provided in the definitized contract and will return or destroy all proprietary Technology prior termination of the definitized contract.

(g)           Sublicense

(1)           InVision will grant TSA the right to transfer the Technology, and sublicense the Intellectual Property, to designated manufacturing contractors or sub-licensees subject to all of the terms and conditions of this   license agreement.  Provided, however, that TSA will not transfer technology or grant a sublicense to the following competitors of InVision:

1.             […***…]

2.             […***…]

3.             […***…]

4.             […***…]

5.             […***…]

6.             […***…]

7.             […***…]

8.             […***…]

9.             […***…]

10.           […***…]

(2)           Within five (5) days of a grant of a sublicense, TSA will provide InVision a copy of the sublicense agreement.

* Confidential Treatment Requested

(3)           Sub-licensee will not compete, directly or indirectly, against InVision for the manufacture and installation of any CT-based explosive detection equipment and systems during the term of this license agreement and three years thereafter.

(h)           Consideration

(1)           The TSA will pay or cause to be paid to InVision a royalty for each EDS Product made, in whole or in part, by a contractor (other than InVision) designated by the TSA.  The royalty will be $[…***…] per CTX 5500DS and $[…***…] per CTX 2500.  TSA will pay the royalties monthly for sub-licensee manufactured EDS Products for that month.

(2)           The TSA will pay or cause to be paid to InVision a royalty for each Improvement retrofitted on an installed EDS Product by a contractor (other than InVision) designated by the TSA.  The royalty to be negotiated will be a fixed dollar amount per Improvement retrofit.

(3)           The royalty for each EDS Product and retrofitted Improvement will be the total consideration for the rights granted.  No additional  royalty will be  due for maintenance services rendered, repairs made or parts replaced by the TSA or its designated contractor.

(i)            Guarantees, Liabilities and Indemnities

(1)           InVision will guarantee that the licensed Technology will be in compliance with paragraph 1(c)(2) of this agreement.

(2)           InVision expressly disclaims all liability and responsibility for the sub-licensee’s use of the Technology and EDS Products built to the extent that there are defects in the sub-licensee’s manufacturing and performance.

(3)           InVision expressly disclaims all other warranties, including without limitation the implied warranties of merchantability and fitness for a particular purpose.

(4)           InVision is under a continuing duty to refine its Technology to correct errors and omissions when discovered at no cost to the Government.

(5)           InVision will not be liable for damage or injury caused by or defects in EDS Products made by any party other than InVision.

(6)           TSA will seek recovery for damages, injuries and costs arising from TSA’s sub-licensee’s failure to manufacture EDS Products in accordance with InVision’s Technology.

(j)            Termination

(1)           The Government may terminate the license on advance written notice to InVision.  Upon termination, TSA shall (1) promptly pay all accrued and unpaid fees and royalties; (2) immediately cease to use the Technology and return or destroy, at InVision’s option, all copies of the Technology, provided, however, that this provision does not apply to Technology incorporated in an EDS Product for which such royalty is fully paid or will be paid upon completion of manufacture.

(2)           In the event a contractor designated by the TSA materially breaches the terms of the license under InVision’s Technology and Intellectual Property, InVision may request the TSA to terminate such contractor.

* Confidential Treatment Requested

(k)           Non-Disclosure

(1)           Each party shall keep in confidence all Proprietary Information of the other party and will not directly or indirectly disclose to any third party or use for any purpose other than the performance of its obligations under this Agreement, any Proprietary Information it receives from the other party.  Each party shall use reasonable care to protect the other party’s Proprietary Information, in no event less than the same degree of care it would employ with respect to its own information of like importance that it does not desire to have published or disseminated.  Each party may make Proprietary Information of the other party available to those of its employees, agents or contractors who have a need to know such information for purposes of this Agreement and who are subject to binding use and disclosure restrictions at least as protective as those set forth herein.

(2)           Exclusions.  The obligation of confidentiality shall not apply to any information or data which can be proven by the receiving party: (i) to be publicly known through no wrongful act on the part of Licensee, its employees or agents; (ii) to be known to Licensee at the time of disclosure; or (iii) to be rightfully received by Licensee from a third party; or (iv) to have been approved for release by prior written authorization from Licensor.

(l)            Parts and Service

(1)           During the term of this technology and license agreement, TSA or its sublicensee  may manufacture or have manufactured  parts provided that such manufacture does not impair the ability of InVision’s suppliers to provide InVision’s needed parts to perform this Contract as definitized.

(2)           During the term of this technology and license agreement, InVision shall have a first right of refusal to perform installation and first-year maintenance and repairs on the licensed EDS Products.

2.             LICENSE FEE

                Upon licensing to the Government, the InVision shall receive a  $[…***…] fee for each and every CTX 5500DS machine, and a $[…***…] fee for each and every CTX 2500 machine, manufactured by TSA or its sublicensees, in accordance with the terms and conditions of this license agreement.

3.             INCENTIVES

                The QASP is the vehicle the Government will use to monitor InVision performance and adherence to schedule to meet the technical requirements that are identified as “not compliant” in the InVision’s proposal.  The QASP includes incentive fees and penalty assessments expressed in a monetary value for each technical element identified. If the vendor exceeds schedule AND meets performance requirements, the incentive fees applies.  If the vendor does not meet schedule OR performance requirements, the incentive fee is no longer available under this contract and the penalty assessments apply.

4.             PRICE REDETERMINATION/AUDITS

3.2.2.3-8	Audit and Records (April 1996)
3.2.2.3-25	Price Reduction for Defective Cost or Pricing Data (April 1996)
3.2.2.3-29	Integrity of Unit Prices (April 1996)
3.2.4-23	Contract Price Definitization (April 1996)
3.2.4-24	Payments of Allowable Costs Before Definitization

* Confidential Treatment Requested

5.             FIRST RIGHTS OF THE GOVERNMENT

(a)           By accepting this letter contract and any subsequent contract thereof or Delivery Order arising under this contract, InVision  guarantees that all explosive detection systems manufactured by or on behalf of InVision , whether pursuant to a sub-contract, joint venture or other type of legally binding agreement, regardless of machine type, model and/or nomenclature as stated within Section B of this contract, shall be first offered to the FAA or its agent’s for sale or lease and the FAA shall have the right of first refusal for all such EDS machines regardless of quantity, prior to any other customers of manufactures.  Provided, however, that InVision is not obligated to offer to the FAA the following units that have been ordered or allocated to other customers:

                (b)           This right of first refusal does not include […***…] CTX 2500’s, […***…] CTX 5500’s, […***…] CTX 9000’s, for a total of […***…] units backlogged (ordered and committed) for InVision’s customers.

6.             DEFENSE PRIORITY AND ALLOCATION REQUIREMENT

The TSA is seeking approval for use of, as a minimum, a DO rated order certified for national defense use.  It is anticipated that the approval will be forthcoming very quickly.  Once approved, the InVision shall follow all the requirements of the Defense Priorities and Allocations System regulation (15 CFR 700).

7.             GENERAL CONTRACTOR

It is anticipated that the Government will award a contract to a General Contractor for the administration and management of the Explosive Detection Systems Program.  The Government reserves the right to “assign” this contract to the General Contractor for performance and execution of the contract with InVision becoming a Government-directed  resource for the General Contractor.  InVision shall execute at a minimum a liaison agreement with the General Contractor, shall remain responsible for all performance requirements contained in this contract, and shall work with the General Contractor to assure successful deployment of acceptable EDS products.

8.             PRODUCT IMPROVEMENT/TECHNOLOGY ENHANCEMENT

Clause 3.10.5-1 “Product Improvement/Technology Enhancement” from FAA’s Acquisition Management System is included in, and made a part of, this contract.

* Confidential Treatment Requested